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                     April 18, 2023

       John Backus, Jr.
       Chief Executive Officer
       PROOF Acquisition Corp I
       11911 Freedom Drive
       Suite 1080
       Reston, VA 20190

                                                        Re: PROOF Acquisition
Corp I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 10,
2023
                                                            File No. 001-41104

       Dear John Backus, Jr.:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Scott D. Fisher, Esq.